Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

HOUSTON, February 23, 2022 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the fourth quarter and full year 2021.

Key highlights include:

•
Delivered fourth quarter revenue of $77.9 million and full year 2021 revenue of $322.9 million;
•
Recorded a net loss of $128.0 million, or $3.62 per share, for the full year 2021, driven primarily by restructuring costs of $78.9 related to the exiting certain markets and vendor outsourcing associated write-downs;
•
Adjusted net loss was $54.5 million, or $1.54 per share, for the full year 2021 after adjusting for restructuring costs, including severance and other charges;
•
Reported net cash provided by operating activities of $4.7 million in the fourth quarter of 2021 and $38.4 million for the full year 2021;
•
Free cash flow of $2.6 million, inclusive of $2.1 million of capital expenditures, for the fourth quarter of 2021 and $28.4 million, inclusive of $10.0 million of capital expenditures for the full year 2021;
•
Booked $79.8 million in new orders for the fourth quarter of 2021 and $228.2 million for the full year 2021;
•
Completed $24.2 million of share repurchases for the full year 2021, including $23.1 million during the fourth quarter of 2021, and an additional $5.8 million in the first month of 2022
•
Board of Directors authorized an additional $100 million in share repurchases under its share repurchase plan;
•
In early 2022, entered into strategic collaboration agreement with Aker Solutions for the supply of subsea wellheads and shallow water trees for the growing carbon capture, utilization and storage market; and
•
In early 2022, awarded contracts for up to 87 Big Bore IIe wellhead systems for the exploration and development phases of deepwater wells in Brazil through 2025.

Jeff Bird, Dril-Quip’s President and Chief Executive Officer, commented, “As we begin 2022, we are cautiously optimistic we are seeing the first signs of a recovery. Orders finished the year strong above the top end or our Q4 guidance at almost $80 million. We continue to see that strong trend through the first two months of 2022. While there may still be ebbs and flows for product orders on a quarterly basis, we believe an upward trend will continue during 2022 and are expecting a nearly 20% increase in orders compared to the full year of 2021. Further, we believe we have laid strong foundational elements that will serve to benefit us as the markets continue to rebound.”

“First, we continue to build out our peer-to-peer commercial strategy. These actions allow us to partner with market leading companies to jointly serve our customers. This enables us and our partners to take advantage of our respective strengths and be more competitive in our combined offerings. We are pleased with the two collaboration agreements we’ve signed over the last twelve months. We signed a collaboration agreement with OneSubsea in early 2021 to provide both wellheads and liner hangers for projects where we have a more fit-for-purpose offering. This collaboration agreement is giving us significantly more opportunities for our products with customers in underserved markets. While we are already seeing the benefits of this agreement in our downhole tool business, we expect the first subsea wellhead awards will be realized in the coming months.”

“Furthermore, we are pleased to announce our most recent collaboration agreement in the first quarter of 2022 with Aker Solutions. This agreement opens the door for us to participate in a best-in-class carbon capture, utilization and storage offering with our customized injection wellheads and subsea trees. Under this agreement, the parties have agreed to work together to target the Northern Endurance Partnership in the United Kingdom which will be a priority project to develop offshore carbon dioxide storage in the North Sea.”

“Second, we were successful in growing our downhole tools product line revenue more than 35% from 2020 levels by transforming our leadership, footprint and commercial strategy. We made strides in Latin America and Middle East geographies and installed our first XPak De in deepwater. We expect to see these trends continue in 2022 as we look to grow this product line to $100 million in revenue over the next couple of years.”

“Finally, we saw continued recognition, adoption and expansion of our ‘e-Series’ technology offering. Perhaps our biggest success for this suite of products was the Big Bore IIe wellhead. In addition to multiple installations and the adoption by several key customers as their new standard, we were awarded contracts in Brazil to provide up to 87 of these wellheads for the exploration and development stages of projects expect to be completed over the next several years. Additionally, we were again awarded a Spotlight on New Technology Award by the 2021 Offshore Technology Conference for our BADGeR specialty casing connector marking our fifth ‘e-Series’ product to win this award over the past five years.”

“I’m excited about the future of Dril-Quip as I enter the CEO role. We have three key focus areas in 2022. First, we will be streamlining our leadership, and subsequently our operations, around more focused and integrated business units: Subsea Products, Subsea Services and Downhole Tools. These businesses and product lines each have unique strategies, as well as operating models. This will move Dril-Quip from the functionally run organization we are today to an organization with no functional barriers. Eliminating these barriers will enhance our customer focus on delivering best-in-class products and services. It will also allow us to expand operating margins as we eliminate the waste that can often happen in functionally structured organizations. Further, it will provide the transparency within our businesses to allow us to make more thoughtful investment decisions that offer the highest return on capital employed. We would expect our Energy Transition business to grow into a fourth business in the coming years.”

“Second, we simply find ourselves with more footprint than required even when we look out to a full market recovery. A good example of this is our 218-acre campus in Houston. We are in the early stages of an evaluation, but believe that once rationalized and leaned out around our new business model, we will be able to sell approximately 120 acres of that campus over the next few years. We would estimate the sale of the excess property to yield $40 million to $60 million. This will likely be somewhat offset by an investment in our manufacturing equipment over the next two years. Upon completion of this footprint optimization, we would expect annual savings to be $15 million to $20 million beginning in 2024.”

“Third, we will be setting up a more disciplined and focused capital allocation strategy. This strategy will assist us in thoughtfully deploying excess cash we have on the balance sheet today towards internal projects, targeted acquisitions in both the energy and energy adjacent markets and continued opportunistic stock buybacks.”

“I believe we are well-positioned commercially in our core markets for the years ahead. Our revamped organization and streamlined footprint we are putting in place will serve to make us both operationally and financially stronger. We are uniquely positioned with a strong cash position that gives us flexibility to consider strategic alternatives many in our industry cannot. I look forward to further communicating our progress on our plans in the quarters ahead as we diligently execute our strategy to the benefit of our stakeholders.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Fourth Quarter and Full Year 2021 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the fourth quarter of 2021 was $77.9 million, down $5.1 million from the third quarter of 2021. The sequential decrease in revenue was driven by lower subsea product volumes in the Western Hemisphere and downhole tool product revenues in the Middle East. For the full year 2021, revenue was $322.9, down $42.0 million from the full year of 2020. The decrease in revenue year-over-year was primarily due to lower product and service revenue driven by depressed orders in 2020 and 2021 and reduced investment on exploration wells driven primarily by uncertain commodity demand growth caused by COVID-19 variant surges. These declines were partially offset by increased leasing revenues in Asia Pacific and Western Hemisphere from higher customer rental tool utilization and higher downhole tools revenue.

Cost of sales for the fourth quarter of 2021 was $61.2 million, a decrease of $1.6 million sequentially from the third quarter of 2021. Gross operating margin for the fourth quarter of 2021 was 21.5%, down from 24.3% for the third quarter of 2021. Gross margins declined sequentially due to decreased contribution from higher margin downhole tools product revenues and increased materials costs.

Cost of sales for the full year of 2021 was $242.4 million, a decrease of $27.3 million from the full year 2020. Gross operating margin for the full year 2021 was 25.0% compared to a gross operating margin of 26.1% for the full year 2020. The decrease in gross operating margin year-over-year can be primarily attributed to the one-time expense related to the termination of our forge facility lease agreement with AFGlobal. Additional higher cost of sales from inflationary pressures on materials related to the downhole tools business and unfavorable revenue mix in the third quarter were offset by productivity improvement initiatives undertaken during the year.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2021 were $30.6 million, an increase of $5.4 million compared to the third quarter of 2021. The sequential increase in SG&A was primarily due to expenses related to the executive separation agreement, true-up of incentive compensation expense and an increase in bad debt reserve. SG&A expenses for the full year 2021 were $115.0 million, an increase of $20.0 million compared to the full year 2020. The year-over-year increase was attributable to costs associated with the FMC lawsuit and reinstatement of short-term incentive compensation. Engineering and product development expenses for the fourth quarter of 2021 were up $0.3 million compared to the third quarter of 2021 driven by increased new product development spend. Engineering and product development expense for the full year 2021 decreased by $3.8 million, or 20.2%, compared to the full year 2020. The decrease year-over-year is attributed to lower spend on research and development projects from completion of the VXTe subsea tree technology.

Net Loss, Adjusted EBITDA and Free Cash Flow

For the fourth quarter of 2021, the Company reported a net loss of $63.4 million, or $1.81 per share, compared to a net loss of $11.1 million, or $0.31 per share, for the third quarter of 2021. The sequential increase in net loss can be attributed primarily to restructuring and other charges of $52.9 million related to inventory and long-lived asset write-downs from the discontinuation of certain product categories in addition to the aforementioned higher Cost of Sales and SG&A expense. For the full year of 2021, the Company reported a net loss of $128.0 million, or $3.62 per share, compared to a net loss of $30.8 million, or $0.87 per share, for the full year of 2020. The decrease in net income year-over-year can be attributed primarily to the increased restructuring and other charges taken during 2021, decreased product revenues and higher SG&A for the reasons previously outlined.

Adjusted EBITDA totaled $0.6 million for the fourth quarter of 2021 compared to $4.0 million for the third quarter of 2021. The sequential decrease in adjusted EBITDA was due to higher SG&A expense from accrual true-ups and unfavorable product mix from certain subsea projects and lower downhole tool revenue compared to the third quarter. Adjusted EBITDA for the full year of 2021 was $15.2 million compared to $31.7 million for the full year of 2020. The year-over-year decrease in adjusted EBITDA was driven by decreased revenues from lower product revenues, short-term incentive compensation accrual, partially offset by productivity-driven cost reductions and lower research and development costs. Our execution of cost actions in both 2020 and in 2021 helped to mitigate the lower revenue impacts on Adjusted EBITDA leading to decremental margins of 39 percent.

Net cash provided by operating activities was $4.7 million and free cash flow was $2.6 million for the fourth quarter of 2021. The decrease in net cash provided by operations of $4.6 million compared to the third quarter of 2021 was primarily driven by past due customer payments delayed until the first quarter of 2022. Net cash provided by operating activities was $38.4 million, and free cash flow was $28.4 million for the full year of 2021. The increase in net cash provided by operations of $61.5 million compared to the full year of 2020 was primarily driven by improved conversion and collection of unbilled receivables, extension of vendor payment terms and suspension of short-term incentive compensation. Capital expenditures in the fourth quarter of 2021 were $2.1 million and $10.0 million for the full year of 2021, the majority of which was related to machinery and equipment spend on manufacturing operations in Houston and rental tools to support downhole tools and leasing revenue growth.

Aker Solutions Collaboration Agreement

On February 21, 2022, the Company announced an agreement with Aker Solutions, a global provider of integrated solutions, products and services to the energy industry, to supply subsea trees and wellheads for application in carbon capture, utilization and storage (“CCUS”) projects. Under the agreement, Dril-Quip will provide subsea trees and wellheads purposely designed for carbon dioxide injection that will be integrated into Aker’s CCUS subsea injection system, creating a best-in-class technology solution for customers. The companies will also jointly market this combined CCUS offering that leverages Aker’s position as an integrated supplier of CCUS systems, control systems and electrification components with Dril-Quip’s technology-leading subsea trees and wellheads.

Balance Sheet and Liquidity

Dril-Quip’s cash on hand as of December 31, 2021 was $355.5 million, which, together with amounts available under the asset-based lending (ABL) facility, resulted in $384.4 million of available liquidity.

The Company’s ABL credit facility dated February 22, 2018 and with a maturity date of February 23, 2023, was terminated effective February 22, 2022. The Company’s strong liquidity position, combined with a debt-free balance sheet, provides for significant financial and operational flexibility without that ABL credit facility.

Share Repurchases

For the three-month period ended December 31, 2021, the Company purchased 1,063,962 shares under its share repurchase plan authorized by the Board of Directors in February of 2019. For the full year ended December 31, 2021, the Company purchased 1,109,187 shares under the share repurchase plan at an average price of $21.79 per share totaling $24.2 million and retired such shares. The Company subsequently purchased an additional 273,629 shares in January of 2022 at an average price of $21.20 per share totaling $5.8 million and retired such shares. The Company has purchased approximately $82 million of the $100 million authorized.

On February 22, 2022, the Board of Directors authorized an additional $100 million in share repurchases under its share repurchase plan. This results in a cumulative authorized amount of approximately $118 million currently available for share repurchases. The Company continues to evaluate the amount and timing of its share repurchases as part of the Company’s overall capital allocation strategy.

About Dril-Quip

Dril-Quip is a developer, manufacturer and provider of highly engineered equipment, service and innovative technologies for use in the energy industry.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the COVID-19 pandemic, the impact of actions taken by the Organization of Petroleum Exporting Countries (OPEC) and non-OPEC nations to adjust their production levels, the general volatility of oil and natural gas prices and cyclicality of the oil and gas industry, declines in investor and lender sentiment with respect to, and new capital investments in, the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, the impact of our customers and the global energy sector shifting some of their asset allocation from fossil-fuel production to renewable energy resources, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income (Loss) and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and other adjustments for certain charges and credits.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income (Loss), Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Blake Holcomb, Director of Investor Relations and Corporate Planning

(713) 939-7711

Blake_Holcomb@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2021	December 31, 2020
	(In thousands, except per share data)
Revenues:
Products	$48,694	$53,622	$213,760	$258,834
Services	19,380	19,560	74,143	75,577
Leasing	9,838	9,815	35,042	30,562
Total revenues	77,912	82,997	322,945	364,973
Costs and expenses:
Cost of sales	61,197	62,834	242,356	269,698
Selling, general and administrative	30,620	25,265	115,036	95,057
Engineering and product development	3,834	3,510	15,104	18,920
Impairment	-	-	-	7,719
Restructuring and other charges	52,913	-	78,933	35,380
(Gain) on sale of assets	(596)	(13)	(4,482)	(587)
Foreign currency transaction (gains) and losses	1,600	(1,663)	836	2,345
Total costs and expenses	149,568	89,933	447,783	428,532
Operating loss	(71,656)	(6,936)	(124,838)	(63,559)
Interest income	274	188	575	2,131
Interest expense	(195)	(94)	(787)	(621)
Income tax provision (benefit)	(8,148)	4,301	2,946	(31,281)
Net loss	$(63,429)	$(11,143)	$(127,996)	$(30,768)
Loss per share:
Basic	$(1.81)	$(0.31)	$(3.62)	$(0.87)
Diluted	$(1.81)	$(0.31)	$(3.62)	$(0.87)
Depreciation and amortization	$7,723	$7,899	$30,381	$32,389
Capital expenditures	$2,062	$2,303	$9,990	$11,943

Weighted Average Shares Outstanding:
Basic	35,167	35,387	35,331	35,260
Diluted	35,167	35,387	35,331	35,260

Adjusted Net Income (Loss) and EPS:	Three months ended
	December 31, 2021		September 30, 2021		December 31, 2020
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net loss	$(63,429)	$(1.80)	$(11,143)	$(0.31)	$(11,254)	$(0.33)
Adjustments (after tax):
Reverse the effect of foreign currency	1,264	0.04	(1,314)	(0.04)	3,179	0.09
Restructuring costs, including severance	45,962	1.31	-	-	4,407	0.12
Gain on sale of assets	(471)	(0.01)	(10)	-	(39)	-
Adjusted net loss	$(16,674)	$(0.46)	$(12,467)	$(0.35)	$(3,707)	$(0.12)

Adjusted Net Income (loss) and EPS:	Twelve months ended December 31,
	2021		2020		2019
	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share	Effect on net income (loss) (after-tax)	Impact on diluted earnings (loss) per share
	(In thousands, except per share amounts)
Net income (loss)	$(127,996)	(3.62)	$(30,768)	$(0.87)	$1,720	$0.05
Adjustments (after tax):
Reverse the effect of foreign currency	660	0.02	1,853	0.05	(1,287)	(0.04)
Add back impairment	-	-	6,098	0.17	-	-
Restructuring costs, including severance	76,354	2.16	31,979	0.91	3,473	0.10
Gain on sale of assets	(3,541)	(0.10)	(464)	(0.01)	(1,194)	(0.03)
Adjusted net income (loss)	$(54,523)	$(1.54)	$8,698	$0.25	$2,712	$0.08

Adjusted EBITDA:	Three months ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(In thousands)
Net loss	$(63,428)	$(11,143)	$(11,254)
Add:
Interest (income) expense, net	(80)	(94)	(1)
Income tax expense (benefit)	(8,148)	4,301	(373)
Depreciation and amortization expense	7,723	7,899	7,668
Restructuring costs, including severance	58,180	1,400	5,578
(Gain) loss on sale of assets	(596)	(13)	(49)
Foreign currency transaction (gains) losses	1,600	(1,663)	4,024
Stock compensation expense	5,354	3,276	3,453
Adjusted EBITDA	$605	$3,963	$9,046

Adjusted EBITDA:	Year ended
	December 31, 2021	December 31, 2020	December 31, 2019
	(In thousands)
Net income (loss)	$(127,996)	$(30,768)	$1,720
Add:
Interest (income) expense, net	212	(1,510)	(7,626)
Income tax expense (benefit)	2,946	(31,281)	8,709
Depreciation and amortization expense	30,381	32,389	34,020
Impairment	-	7,719	4,396
Restructuring costs, including severance	96,650	40,480	-
(Gain) loss on sale of assets	(4,482)	(587)	(1,511)
Foreign currency transaction (gains) losses	836	2,345	(1,630)
Stock compensation expense	14,895	12,914	15,721
Brazilian amnesty settlement	1,787	-	-
Adjusted EBITDA	$15,229	$31,701	$53,799

Free Cash Flow:	Three months ended
	December 31, 2021	September 30, 2021	December 31, 2020
	(In thousands)
Net cash provided (used) by operating activities	$4,689	$9,323	$(16,786)
Less:
Purchase of property, plant and equipment	(2,062)	(2,303)	(1,700)
Free cash flow	$2,627	$7,020	$(18,486)

Free Cash Flow:	Year ended December 31,
	2021	2020	2019
	(In thousands)
Net cash provided (used) by operating activities	$38,428	$(21,088)	$14,678
Less:
Purchase of property, plant and equipment	(9,990)	(11,943)	(11,501)
Free cash flow	$28,438	$(33,031)	$3,177